                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )*

                           Abacus Direct Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  002553 10 5
                         ------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this / / statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 10 Pages

CUSIP NO. 002553 10 5                     13G                PAGE 2 OF 10 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON  Charles River VI GP Limited Partnership
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        04-3049015
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
                                  978,272
      NUMBER OF      -----------------------------------------------------------
       SHARES        6     SHARED VOTING POWER
    BENEFICIALLY                  0
      OWNED BY       -----------------------------------------------------------
        EACH         7     SOLE DISPOSITIVE POWER
      REPORTING                   978,272
       PERSON        -----------------------------------------------------------
        WITH         8     SHARED DISPOSITIVE POWER
                                  0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                978,272
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                9.6%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                PN
--------------------------------------------------------------------------------

CUSIP NO. 002553 10 5                     13G                 PAGE 3 OF 10 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON  Charles River Partnership VI
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        04-3049002
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
      NUMBER OF                    831,532
       SHARES        -----------------------------------------------------------
    BENEFICIALLY     6     SHARED VOTING POWER
      OWNED BY                     0
        EACH         -----------------------------------------------------------
      REPORTING      7     SOLE DISPOSITIVE POWER
       PERSON                      831,532
        WITH         -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                   0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                831,532
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                8.2%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                PN
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

CUSIP NO. 002553 10 5                        13G              PAGE 4 OF 10 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING         Richard M. Burnes, Jr.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
      NUMBER OF                 0
       SHARES        -----------------------------------------------------------
    BENEFICIALLY     6          978,272
      OWNED BY
        EACH         -----------------------------------------------------------
      REPORTING      7     SOLE DISPOSITIVE POWER
       PERSON                   0
        WITH         -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                978,272
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                978,272
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                9.6%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------

CUSIP NO. 002553 10 5                     13G                 PAGE 5 OF 10 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING         Donald W. Feddersen.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
      NUMBER OF                    0
       SHARES        -----------------------------------------------------------
    BENEFICIALLY    6     SHARED VOTING POWER
      OWNED BY                    978,272
        EACH         -----------------------------------------------------------
      REPORTING      7     SOLE DISPOSITIVE POWER
       PERSON                     0
        WITH         -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                978,272
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                978,272
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                9.6%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------

CUSIP NO. 002553 10 5                     13G                 PAGE 6 OF 10 PAGES
--------------------------------------------------------------------------------
  1   NAME OF REPORTING         Michael J. Zak.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
      NUMBER OF                   0
       SHARES        -----------------------------------------------------------
    BENEFICIALLY     6     SHARED VOTING POWER
      OWNED BY                    978,272
       EACH          -----------------------------------------------------------
     REPORTING       7     SOLE DISPOSITIVE POWER
      PERSON                       0
       WITH          -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                   978,272
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                978,272
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                9.6%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------

CUSIP. NO 002553 10 5                     13G                 PAGE 7 OF 10 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING         John T. Neises.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                     5     SOLE VOTING POWER
      NUMBER OF                    0
       SHARES        -----------------------------------------------------------
    BENEFICIALLY     6     SHARED VOTING POWER
      OWNED BY                     978,272
        EACH         -----------------------------------------------------------
      REPORTING      7     SOLE DISPOSITIVE POWER
       PERSON                      0
        WITH         -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                   978,272
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                978,272
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                9.6%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G                                                 Page 8 of 10 Pages

ITEM 1(a).  Name of Issuer.
            --------------

            Abacus Direct Corporation.

ITEM 1(b).  Address of Issuer's Principal Executive Offices.
            -----------------------------------------------

            8774 Yates Drive,
            Westminister, CO, 80030

ITEM 2(a).  Name of Person Filing.
            ---------------------

            Charles River Partnership VI, Charles River VI GP Limited Partnership Richard M. Burnes, Jr., Donald W. Feddersen,
            John T. Neises and Michael J. Zak. Charles River VI GP Limited Partnership is the general partner of Charles River Partnership VI;. Messrs. Burnes,Feddersen, Neises and Zak are the individual general partners of Charles River Partnership VI GP Limited Partnership.


ITEM 2(b).  Address of Principal Business Office or, if none, Residence.
            -----------------------------------------------------------

            The address of the principle business office of Charles River Partnership VI, Charles River VI GP Limited Partnership and each of Messrs. Burnes, Feddersen, Neises, and Zak is Charles River Ventures, 1000 Winter Street, Suite 3300, Waltham, MA 02154


ITEM 2(c).  Citizenship.
            -----------

            Charles River Partnership VI and Charles River VI GP Limited Partnership are limited partnerships organized under the laws of the state of Delaware. Each of Messrs. Burnes, Feddersen, Neises and Zak is a United States Citizen.

ITEM 2(d).  Title of Class of Securities.
            ----------------------------

            Common Stock.

ITEM 2(e).  CUSIP Number.
            ------------
            002553 10 5

ITEM 3.

ITEM 4(a).  Amount Beneficially Owned.

            Charles River Partnership VI may be deemed to own beneficially and of record 831,532 shares of Common Stock as of December 31, 1996. Charles River VI GP Limited Partnership, Richard M. Burnes, Jr., Donald W. Feddersen, Michael J. Zak and John T. Neises may be deemed to own beneficially 978,272 shares of Common Stock as of December 31, 1996.

ITEM 4(b).  Percent of Class.

            Charles River Partnership VI - 8.2%; Charles River VI GP Limited Partnership - 9.6%; Richard M. Burnes Jr. - 9.6%; Donald W. Feddersen - 9.6%; Michael J. Zak - 9.6%; and John T. Neises - 9.6% (based on 10.138.201 shares of Common Stock reported to be outstanding in the 12/31/96 earnings release).

ITEM 4(c).  Number of shares as to which such person has.

            (i)  sole power to vote or direct the vote:
                 Charles River Partnership VI: 831,532 shares;
                 Charles River VI GP Limited Partnership VI-A: 978,272 shares; Mr. Burnes: 0 shares;
                 Mr. Feddersen:  0 shares;
                 Mr. Neises:  0 shares;
                 Mr. Zak:  0 shares.

           (ii)  shared power to vote or to direct the vote:
                 Charles River Partnership VI:  0 shares;
                 Charles River VI GP Limited Partnership: 978,272; Mr. Burnes: 978,272 shares;
                 Mr. Feddersen: 978,272 shares;
                 Mr. Neises: 978,272 shares.
                 Mr. Zak: 978,272 shares

          (iii)  sole power to dispose or direct the disposition of:
                Charles River Partnership VI: 831,532 shares;
                Charles River VI GP Limited Partnership: 978,272 shares; Mr. Burnes: 0 shares;
                Mr. Feddersen:  0 shares;
                Mr. Neises:  0  shares;
                Mr. Zak:  0 shares.

          (iv)  shared power to dispose or to direct the disposition of:
                Charles River Partnership VI:  0 shares;
                Charles River VI GP Limited Partnership: 978,272 shares; Mr. Burnes: 978,272 shares;
                Mr. Feddersen: 978,272 shares;
                Mr. Neises: 978,272 shares;
                Mr. Zak: 978,272 shares


     Each of Messrs. Burnes, Feddersen, Neises, and Zak expressly disclaims beneficial ownership of the 831,532 shares of Common Stock held of record by Charles River Partnership VI and the 146,740 shares of common stock held of record by Charles River Partnership VI-A for which he does not have a pecuniary interest..

SCHEDULE 13G                                                 Page 9 of 11 Pages

ITEM 5:

     Ownership of Five Percent or Less of a Class.
     --------------------------------------------

     Not Applicable

ITEM 6:

     Ownership of More than Five Percent on Behalf of Another Person.
     ---------------------------------------------------------------


     Not Applicable

ITEM 7:

     Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
     ------------------------------------------------------------

     Not Applicable

ITEM 8:

     Identification and Classification of Members of the Group.
     ---------------------------------------------------------

     Not Applicable

ITEM 9:

     Notice of Dissolution of Group.
     ------------------------------

     Not Applicable

ITEM 10:

     Certification.
     -------------

     Not Applicable